EXHIBIT 7

This form is intended to assist state nonmember banks and savings banks with state publication requirements.  It has not been approved by any state banking authorities.  Refer to your appropriate state banking authorities for your state publication requirements.

R E P O R T   O F   C O N D I T I O N

           WILMINGTON TRUST COMPANY                         of     Wilmington
Name of Bank                                                                       City

in the State of  Delaware, at the close of business on June 30, 2010:

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	234,318
Securities:	627,765
Federal funds sold and securities purchased under agreement to resell:	41,850
Loans and leases held for sale:	8,509
Loans and leases net of unearned income, allowance:	7,061,058
Premises and fixed assets:	120,329
Other real estate owned:	42,644
Investments in unconsolidated subsidiaries and associated companies:	1,227
Direct and indirect investments in real estate ventures:	5,513
Intangible assets:	6,280
Other assets:	629,875

Total Assets:	8,779,168

LIABILITIES	Thousands of Dollars
Deposits	6,649,712
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	742,436
Other borrowed money:	28,980
Other Liabilities:	413,723
Total Liabilities	7,834,851

EQUITY CAPITAL	Thousands of Dollars
Common Stock	500
Surplus	379,847
Retained Earnings	670,148
Accumulated other comprehensive income	(106,178)
Total Equity Capital	944,317

Total Liabilities and Equity Capital	8,779,168